CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Biogen Idec Inc. (formerly known as IDEC Pharmaceuticals Corporation) Registration Statement on Form S-3 (No. 333-89792), Biogen Idec Inc. Registration Statement on Form S-4 (No. 333-107098) and Biogen Idec Inc. Registration Statements on Form S-8 (Nos. 333-97211, 333-65494, 333-47904, 333-81625, 333-110432 and 333-110433) of our report dated February 14, 2003 relating to the financial statements of Biogen, Inc., which is included as an exhibit to the Biogen Idec Inc. Current Report on Form 8-K/A dated January 12, 2004. We also consent to the incorporation by reference of our report dated February 14, 2003 relating to the financial statement schedule of Biogen, Inc., which is included as an exhibit to the Biogen Idec Inc. Current Report on Form 8-K/A dated January 12, 2004.

Boston, Massachusetts
January 12, 2004